Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

BY-LAWS OF

APPLIED OPTOELECTRONICS, INC.

This Amendment No. 1 to the Amended and Restated By-laws (as currently in effect prior to Amendment No. 1, the “By-laws”) of Applied Optoelectronics, Inc., a Delaware corporation (the “Corporation”), is effective as of April 2, 2025.

ARTICLE I, SECTION 5 of the By-laws entitled “Quorum” is hereby amended and restated in its entirety to read as follows:

SECTION 5. Quorum. Unless otherwise required by law, the Certificate or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of (i) at least one-third (33.33%) of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at any special meeting of stockholders and (ii) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any Annual Meeting. If less than a quorum is present at any Annual Meeting or at any special meeting of stockholders, the holders of voting stock representing a majority of the voting power present in person or represented by proxy at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, one-third (33.33%) in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter.

Except as modified by this Amendment No. 1 to the By-laws, the By-laws remain unchanged and, as modified, continue in full force and effect.